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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75862


Prospectus Supplement No. 1 To
Prospectus Dated February 14, 2002

                          CUBIST PHARMACEUTICALS, INC.

           $165,000,000 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

     This prospectus supplement relates to the resale by the selling securityholders of Cubist Pharmaceuticals, Inc. 5 1/2% Convertible Subordinated Notes Due 2008 or shares of Cubist Pharmaceuticals, Inc. common stock issued upon conversion of the subordinated notes.

     This prospectus supplement should be read in conjunction with the prospectus dated February 14, 2002, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder pursuant to this prospectus, as amended or supplemented. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                  PRINCIPAL AMOUNT
                                                  OF SUBORDINATED
                                                       NOTES              PERCENTAGE OF      NUMBER OF SHARES
                                                 BENEFICIALLY OWNED       SUBORDINATED       OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER              THAT MAY BE SOLD      NOTES OUTSTANDING    THAT MAY BE SOLD
------------------------------------             ------------------     -----------------    ----------------
CREDIT SUISSE FIRST BOSTON, LONDON BRANCH            $10,000,000         6.1%                 (1)
c/o Credit Suisse First Boston
11 Madison Avenue, 7th Floor
New York, NY 10010

FRANKLIN FIST CONVERTIBLE SECS FUND (#337)             3,000,000         1.8                  (1)
1 Franklin Parkway
San Mateo, CA 94403

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

(1) Consists of a number of indeterminable shares of common stock as may be issued from time to time upon conversion of the subordinated notes, including such shares as may be issuable by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.

         INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                                   -----------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES MAY BE SOLD FROM TIME TO TIME BY THE SELLING SECURITYHOLDERS OR THEIR DONEES, PLEDGEES, TRANSFEREES AND OTHER SUCCESSORS IN INTEREST IN ONE OR


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                                      -2-

MORE TRANSACTIONS AT FIXED PRICES, AT MARKET PRICES AT THE TIME OF SALE, AT VARYING PRICES DETERMINED AT THE TIME OF SALE OR AT NEGOTIATED PRICES.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 14, 2002